Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER

FINANCIAL RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

LEHI, Utah, August 1, 2012 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), including its subsidiary Synergy Worldwide, Inc., a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the second quarter ended June 30, 2012, and declared a quarterly cash dividend.

For the Second Quarter of 2012:

•                  Net sales were $93.0 million, compared with $91.8 million in the same quarter a year ago, an increase of 1.3 percent.

•                  As of June 30, 2012, active Managers worldwide were 29,100, a decrease of 1.7 percent from June 30, 2011, while active Distributors and customers worldwide were 656,500, a decrease of 2.8 percent from the end of the quarter a year ago.

•                  Operating income was $10.3 million, compared with $8.1 million in the same quarter a year ago, an increase of 28.1 percent.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense, was $11.9 million, compared with $10.2 million in the same quarter a year ago, an increase of 17.3 percent.

•                  Net income was $7.3 million, compared with net income of $5.6 million in the same quarter a year ago, an increase of 29.8 percent.

•                  Basic and diluted net income per share was $0.47 and $0.46, respectively, compared with earnings per share of $0.36 and $0.36, for the same quarter a year ago.

•                  As of June 30, 2012, shareholders’ equity was $102.6 million, compared to $87.4 million on December 31, 2011, an increase of 17.3 percent.

For the First Six Months of 2012:

•                  Net sales were $185.9 million, compared with $184.7 million in the same period a year ago, an increase of 0.7 percent.

•                  Operating income was $19.5 million, compared with $15.7 million in the same period a year ago, an increase of 24.3 percent.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense, was $22.8 million, compared with $18.9 million in the same period a year ago, an increase of 20.5 percent.

•                  Net income was $14.5 million, compared with net income of $12.2 million in the same period a year ago, an increase of 18.6 percent.

•                  Basic and diluted net income per share was $0.93 and $0.91, respectively, compared with earnings per share of $0.79 and $0.78, for the same period a year ago, respectively.

NSP United States Segment Results for the Second Quarter:

•                  Net sales were $35.5 million, compared with $35.9 million in the same quarter a year ago, a decrease of 1.0 percent.  Active Managers within NSP United States totaled approximately 5,800 and 6,200 at June 30, 2012 and 2011, respectively. Active Distributors and customers within NSP United States totaled approximately 193,700 and 194,200 at June 30, 2012 and 2011, respectively. Managers and Distributors within NSP United States are predominantly practitioners of nutritional supplement therapies and retailers or consumers of our products. The number of active Managers, Distributors and customers decreased due to lower retention, partially offset by a modest improvement in recruiting. Net sales for NSP United States core products (Herbal Products, Vitamin, Mineral, and Other Nutritional Supplements, and Personal Care Products) increased by 0.3%, but were offset by the discontinuance of non-core products (other products including essential oils, sales aids and other miscellaneous products).

•                  Operating income was $4.2 million, compared with $3.7 million in the same quarter a year ago, an increase of 13.4 percent. The increase in operating income is due primarily to a reduction of the cost of goods sold.

NSP International Segment Results for the Second Quarter:

•                  Net sales were $31.2 million, compared with $33.1 million in the same quarter a year ago, a decrease of 5.5 percent. In local currencies, net sales decreased by 4.0 percent compared to the same quarter a year ago. Active Managers within NSP International totaled approximately 20,100 and 20,900 at June 30, 2012 and 2011, respectively. Active Distributors and customers within NSP International totaled approximately 373,600 and 398,000 at June 30, 2012 and 2011, respectively. Managers and Distributors within NSP International are predominantly practitioners of nutritional supplement therapies and retailers or consumers of our products, with the exception of our Russian markets, which are more network marketing oriented. The number of active Managers, Distributors and customers decreased in NSP International (excluding our Russian markets) due to lower retention, partially offset by a modest improvement in recruiting, in a business environment that continues to be challenging.

•                  Operating income was $3.3 million, compared with $1.8 million in the same quarter a year ago, an increase of 77.7 percent. This increase was primarily the result of the elimination of royalty fees and lower professional fees in our Russian markets related to the termination of the Company’s contract with NutriPlus LLC, offset by lower net sales in our Japan, Mexico and Peru markets.

Synergy Worldwide Results for the Second Quarter:

•                  Net sales were $26.2 million, compared with $22.9 million in the same quarter a year ago, an increase of 14.8 percent. In local currencies, net sales increased 20.0 percent compared to the same quarter a year ago. Active Managers within Synergy Worldwide totaled approximately 3,200 and 2,500 at June 30, 2012 and 2011, respectively. Active Distributors and customers within Synergy Worldwide totaled approximately 89,200 and 82,900 at June 30, 2012 and 2011, respectively. Synergy Worldwide is more network-marketing oriented, and the increase in net sales was primarily due to strong recruiting and retention of Managers and Distributors in our Korean and European markets.

•                  Operating income was $2.8 million, compared with $2.5 million for the same quarter in the prior year, an increase of 13.0 percent. The increase in operating income is primarily due to net sales growth in our European and Korean markets somewhat offset by the decreased sales in Japan and the negative effect of foreign currency fluctuations.

Effective Income-tax Rate

The effective income tax rate was 30.5 percent, compared with 26.4 percent in the same quarter a year ago.  The current quarter’s effective income tax rate was below the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributed to a valuation allowance release, related to the utilization of foreign tax credits, in addition to net favorable foreign items. The effective income tax rate of 26.4 percent for the same quarter a year ago was below the U.S. federal statutory tax rate of 35.0 percent due to a decrease in deferred tax liabilities related to taxes on foreign earnings.

Declaration of Quarterly Cash Dividend:

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.05 per share, or $0.20 per share on an annual basis, payable on August 23, 2012 to shareholders of record as of the close of business on August 13, 2012.

Non-GAAP Financial Measures

The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Moreover, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of adjusted EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has two reportable business segments that operate under the Nature’s Sunshine Products brand and are divided based on their geographic operations in the United States (NSP United States) and in countries outside the United States (NSP International), as well as a third reportable business segment operates under the Synergy Worldwide brand. The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$66,353	$58,969
Accounts receivable, net of allowance for doubtful accounts of $692 and $647, respectively	10,509	9,868
Investments available for sale	2,280	5,677
Inventories	42,752	41,611
Deferred income tax assets	4,355	4,395
Prepaid expenses and other	5,361	4,583
Total current assets	131,610	125,103

Property, plant and equipment, net	25,818	25,137
Investment securities	1,346	1,429
Intangible assets	1,077	1,151
Deferred income tax assets	16,623	16,576
Other assets	6,285	6,415
	$182,759	$175,811

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,499	$5,980
Accrued volume incentives	19,517	19,326
Accrued liabilities	26,919	27,938
Deferred revenue	3,008	2,603
Current installments of long-term debt	3,320	3,296
Income taxes payable	3,820	8,655
Total current liabilities	62,083	67,798

Liability related to unrecognized tax benefits	9,784	10,426
Long-term debt	4,232	5,894
Deferred compensation payable	1,346	1,429
Other liabilities	2,753	2,826
Total long-term liabilities	18,115	20,575
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,609 and 15,569 issued and outstanding as of June 30, 2012 and December 31, 2011	73,351	71,628
Retained earnings	39,613	25,879
Accumulated other comprehensive loss	(10,403)	(10,069)
Total shareholders’ equity	102,561	87,438
	$182,759	$175,811

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,
	2012	2011

Net sales revenue (net of the rebate portion of volume incentives of $10,695 and $11,591, respectively)	$92,991	$91,811
Cost and expenses:
Cost of goods sold	17,086	17,129
Volume incentives	33,540	33,390
Selling, general and administrative	32,054	33,240
	82,680	83,759
Operating income	10,311	8,052
Other expense, net	165	(420)

Income before provision for income taxes	10,476	7,632
Provision for income taxes	3,190	2,018
Net income	$7,286	$5,614

Basic and diluted net income per common share

Basic:
Net income per common share	$0.47	$0.36

Diluted:
Net income per common share	$0.46	$0.36

Weighted average basic common shares outstanding	15,605	15,536

Weighted average diluted common shares outstanding	15,864	15,659

Dividends declared per common share	$0.05	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Six Months Ended June 30,
	2012	2011

Net sales revenue (net of the rebate portion of volume incentives of $22,286 and $22,938, respectively)	$185,859	$184,655
Cost and expenses:
Cost of goods sold	35,446	35,681
Volume incentives	67,121	67,688
Selling, general and administrative	63,807	65,613
	166,374	168,982
Operating income	19,485	15,673
Other income (expense), net	55	(155)

Income before provision for income taxes	19,540	15,518
Provision for income taxes	5,026	3,282
Net income	$14,514	$12,236

Basic and diluted net income per common share

Basic:
Net income per common share	$0.93	$0.79

Diluted:
Net income per common share	$0.91	$0.78

Weighted average basic common shares outstanding	15,591	15,535

Weighted average diluted common shares outstanding	15,953	15,591

Dividends declared per common share	$0.05	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,514	$12,236
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	19	(69)
Depreciation and amortization	2,015	2,117
Share-based compensation expense	1,321	1,144
Loss on sale of property and equipment	18	13
Deferred income taxes	(7)	(419)
Amortization of bond discount	3	10
Purchase of trading investment securities	(37)	(38)
Proceeds from sale of trading investment securities	180	226
Realized and unrealized gains on investments	(38)	(56)
Foreign exchange losses	505	1,237
Changes in assets and liabilities:
Accounts receivable	(713)	(2,860)
Inventories	(1,158)	(1,577)
Prepaid expenses and other current assets	(733)	49
Other assets	60	(691)
Accounts payable	(581)	326
Accrued volume incentives	220	1,101
Accrued liabilities	(1,196)	2,907
Deferred revenue	406	(568)
Income taxes payable	(4,846)	1,405
Liability related to unrecognized tax benefits	(642)	(510)
Deferred compensation payable	(83)	(142)
Net cash provided by operating activities	9,227	15,841
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,562)	(694)
Proceeds from sale of property, plant, and equipment	22	—
Proceeds from sale of investments available for sale	3,574	2,382
Purchase of investments available for sale	(178)	(2,849)
Net cash provided by (used in) investing activities	856	(1,161)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(1,640)	—
Dividends paid	(780)	—
Proceeds from the exercise of stock options	401	295
Net cash (used in) provided by financing activities	(2,019)	295
Effect of exchange rates on cash and cash equivalents	(680)	419
Net increase in cash and cash equivalents	7,384	15,394
Cash and cash equivalents at the beginning of the period	58,969	47,604
Cash and cash equivalents at end of the period	$66,353	$62,988

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,
	2012	2011

Net income	$7,286	$5,614
Adjustments:
Depreciation and amortization	931	1,063
Share-based compensation expense	685	1,056
Other (income) expense, net*	(165)	420
Taxes	3,190	2,018
Adjusted EBITDA	$11,927	$10,171

	Six Months Ended June 30,
	2012	2011

Net income	$14,514	$12,236
Adjustments:
Depreciation and amortization	2,015	2,117
Share-based compensation expense	1,321	1,144
Other (income) expense, net*	(55)	155
Taxes	5,026	3,282
Adjusted EBITDA	$22,821	$18,934

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 342-4370 effective through August 3, 2012

(801) 341-7303 effective August 6, 2012